Exhibit 99.1

IDT CORP CHAIRMAN WILL BE PAID IN COMPANY STOCK

(Newark, NJ; September 8, 2008) IDT Corporation (NYSE: IDT; IDT.C) announced today that its founder and Chairman, Howard Jonas, has elected to receive his base compensation in the form of IDT stock rather than cash.

Under the agreement between Mr. Jonas and the Company, Mr. Jonas - who is entitled to annual base salary of $856,000 but has been accepting only $750,000 - will be paid his base compensation for calendar years 2009 through 2011 in IDT Common Stock (NYSE: IDT-C) rather than in cash. Mr. Jonas will receive 1,704,545 shares (all of which will vest on January 5th, 2012) based on the stock’s September 3rd, 2008 closing price of $1.32 per share.

“The market’s valuation of IDT is absurdly low,” Mr. Jonas said. “The company is on track to achieve operational profitability in fiscal 2009. Our core businesses are generating positive cash flow, and we are incubating several ventures that have the potential to generate truly remarkable returns for our shareholders.”

Mr. Jonas’ decision follows significant purchases of the company’s stock by other members of senior management earlier this year. In March, CEO James A. Courter and members of his family collectively purchased $2.98 million (790,000 shares) of Class B Common Stock and President Ira A. Greenstein purchased over $205,000 (55,000 shares) of Class B Common Stock.

About IDT Corporation:

IDT Corporation (www.idt.net) is a multinational holding company with subsidiaries spanning several industries including: IDT Telecom, which provides telecommunications services to consumers and businesses, including prepaid and rechargeable calling cards, local, long distance and wireless phone services, wholesale carrier services, and a range of voice over Internet protocol (VoIP) communications services; IDT Energy (www.idtenergy.com), which operates an Energy Services Company (ESCO) in New York State; IDT Carmel, which manages receivables portfolios and collections; Zedge (www.zedge.net), which provides a web-based, worldwide destination for free, user-generated mobile content distribution and sharing; American Shale Oil Corporation (AMSO) (www.amso.net), which manages IDT’s U.S. oil shale research and development initiative, and IDT Capital, whose portfolio of companies includes IDT Spectrum (www.idtspectrum.com), CTM Media Group (www.ctmmediagroup.com), and IDW Publishing (www.idwpublishing.com). IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

IDT Investor Relations Contact:

Bill Ulrey, (973) 438-3838